Exhibit 4.1

PROMISSORY NOTE

$11,625,000.00	Plymouth, Wisconsin
October 14, 2021

FOR VALUE RECEIVED, the Borrower, AMMO, INC., a Delaware corporation, and FIRELIGHT GROUP I, LLC, a Delaware limited liability company (collectively, “Borrower”), joint and several, agree and promise to pay to the order of HIAWATHA NATIONAL BANK, a national banking association (“Lender”), its endorsees, successors and assigns, the principal sum of up to Eleven Million Six Hundred Twenty-Five Thousand and 00/100 Dollars ($11,625,000.00), or so much of this amount as is disbursed at the sole discretion of Lender, together with interest on the Principal Balance (as hereinafter defined) at the rate or rates of interest hereinafter set forth payable in the following manner and on all the following terms and at the following times.

1. Definitions. Any capitalized words used not defined in this Promissory Note (“Note”) have the meaning defined in the Loan Agreement (defined below). For purposes of this Note the following terms shall have the following meanings:

a. “Business Day” shall have the meaning given in the Loan Agreement.

b. “Collateral” shall have the meaning given in the Loan Agreement.

c. “Conversion Date” means June 30, 2022.

d. “Indebtedness” means the entire Principal Balance plus accrued interest and all other charges and sums due under this Note, the Loan Agreement or any other documents evidencing or securing this Note or the Loan or executed in connection with the Loan.

e. “Loan Agreement” means the Construction Loan Agreement dated as of the date hereof entered into between the Borrower and the Lender.

f. “Loan Documents” shall have the meaning given in the Loan Agreement.

g. “Maturity Date” means October 14, 2026; provided that notwithstanding the above, in the event that the Loan or the Indebtedness Secured Hereby, as defined in the Loan Agreement, is earlier declared due and payable on account of Lender’s exercise of its acceleration rights upon the occurrence of a Default, as defined below, or an Event of Default, as defined in the Loan Agreement, such date upon which the Loan is declared due and payable shall constitute the Maturity Date.

h. “Mortgage” means the Construction Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated as of the date hereof, given by Borrower to Lender, mortgaging the land, improvements and other real property described therein as security for this Note.

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i. “Outside Project Completion Date” means the date that is twelve (12) months after the date of this Promissory Note.

j. “Payment Date” means the fifteenth (15th) day of each calendar month.

k. “Principal” means the sum of money disbursed by the Lender pursuant to this Note.”

l. “Principal Balance” means the from time to time amount of Principal remaining unpaid.

m. “Term” means the period over which this Note is to be paid.

n. “Term of Amortization” means twenty-five (25) years.

o. “Transfer” shall have the meaning given in the Loan Agreement.

2. Interest Rate.

a. The Principal Balance of this Note outstanding at the close of each day shall bear interest (“Interest”) at the per annum rate of interest of four and one-half percent (4.50%) (“Interest Rate”).

b. Default Rate. If a Default (as hereinafter defined) occurs under this Note then, at the sole option of the Lender hereof, during the entire period during which such Default shall occur and be continuing, interest shall be payable on the Principal Balance at a per annum rate of interest equal to the Interest Rate then in effect under the terms of this Note plus five percent (5.0%) (“Default Rate”) whether or not the Lender has exercised its option to accelerate the maturity of this Note and declare the entire Principal Balance, together with accrued Interest and all other Indebtedness, immediately due and payable.

3. Basis of Computation. Interest shall be computed on an actual/360 basis (i.e., the actual number of days elapsed and a 360-day year). Interest shall commence to accrue on the first date of disbursement of Principal to Borrower.

4. Late Charge. In the event that any payment (other than the balloon payment of principal due on the Maturity Date or upon acceleration) required hereunder is not received within 10 days of Payment Date, the Borrower agrees to pay a late charge (“Late Charge”) five percent (5.0%) of unpaid payment to defray the costs of the Lender incident to collecting such late payment. This late charge shall apply individually to all payments past due and there will be no daily pro rata adjustment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights the Lender may have including the right to declare the entire Principal Balance, together with accrued Interest and all other Indebtedness Secured Hereby immediately due and payable.

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5. Terms of Payment. This Note shall be payable as follows:

a. Period Prior to Conversion. From and after the Closing Date and continuing to but not including the Conversion Date, there shall accrue and be paid in arrears consecutive monthly installments of Interest then accrued and unpaid on the Principal advanced and outstanding. No portion of the Principal shall be paid prior to the Conversion Date.

b. Period From and After Conversion. From and after the Conversion Date and continuing to and including the Maturity Date, there shall accrue and be paid in arrears consecutive monthly installments of Principal sufficient to amortize the Principal Balance over the Term of Amortization, together with Interest accrued but unpaid on the Principal Balance.

c. When Payments Are Due. Borrower shall make payments on each Payment Date following the Closing Date with the final payment due on the Maturity Date, unless Lender exercises its right to accelerate the Indebtedness, in which case all payments shall be immediately due and payable.

d. On Maturity; Outside Project Completion Date. On the Maturity Date the entire Principal Balance plus accrued interest and all other charges and sums due under this Note, including the Indebtedness shall be due and payable in full; provided if the actual date of Completion does not occur by the Outside Project Completion Date the entire Principal Balance plus accrued interest, Late Charges and all other charges and sums outstanding under this Note, including the Indebtedness shall be due and payable in full at the option of the Lender on the Outside Project Completion Date.

6. Manner of Payments; Application of Payments. All payments shall be made by wire transfer of immediately available funds, except to the extent paid from accounts maintained with Lender or through Reserves. If not paid in immediately available funds, payments (including prepayments) will be credited only when cleared according to Lender’s normal schedule for availability of funds. All payments shall be applied first to any Costs of Collection, then to Interest, then to the Principal Balance and then to Late Charges, except that if any advance made by the Lender under the terms of any instruments securing this Note is not repaid, any monies received, at the option of the Lender, may first be applied to repay such advances, plus interest thereon, and the balance, if any, shall be applied as above. If any payment of Principal, Interest, Late Charge or other sum to be made hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable interest rate during such extension. Upon a Default (as herein defined) any monies received shall, at the option and direction of the Lender, be applied to any sums due under this Note or any instrument securing this Note in such order and priority as the Lender shall determine.

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7. Mandatory and Permitted Prepayment. The Principal Balance of this Note may not be prepaid, in whole or in part, from the Closing Date to, but not including, the Conversion Date. From and after the Conversion Date, the Principal Balance of this Note may be prepaid in whole or part upon at least fifteen (15) days’ prior written notice to the Lender and payment of a prepayment premium contemporaneous with any prepayment in the amount of one percent (1.00%) of the Principal being prepaid (“Prepayment Premium”). Any prepayment made as set forth above must be accompanied by the Prepayment Premium, all accrued, but unpaid, interest and any other amounts due under the Note and the other Loan Documents. Any partial prepayments shall be applied to the Principal Balance in inverse order of installment payment dates. No prepayment shall postpone the Maturity Date or any payment due dates, or reduce the dollar amount of monthly installment payments. Notwithstanding the foregoing, no Prepayment Premium shall be due with respect to any prepayments of the Principal paid in connection with a refinancing of the Loan with Lender.

8. Security. This Note is secured according to the terms of the Mortgage.

9. Default. If any payment is not made when due in accordance with the terms and conditions of this Note and such failure to make timely payment is not cured within five (5) business days after Lender sends written notice of such failure to Borrower, or an Event of Default as defined in the Loan Agreement or any other Loan Documents occurs (all of the above being herein singularly and collectively referred to as a “Default”), the entire Principal Balance together with accrued interest thereon and Late Charges, if any, shall become immediately due and payable at the option of the Lender without notice to the Borrower.

10. Time of Essence. Time is of the essence of this Note and the other Loan Documents. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver by Lender on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

11. Costs of Collection. In the event of any Default hereunder, the Borrower agrees to pay the costs of collection including reasonable attorneys’ fees and costs incurred, witness fees and other litigation related expenses, all other costs and fees incurred in litigation, mediation, bankruptcy and administrative proceedings and all appeals therefrom and all other costs and expenses incurred in the collection of the amounts due under this Note.

12. Waiver of Presentment Etc. Presentment for payment, protest and notice of non-payment are waived. Consent is given to any extension or alteration of the time or terms of payment hereof, any renewal, any release of any part or all of the security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to any party liable for payment hereof.

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13. Savings Clause. Borrower agrees to pay an effective rate of interest which is the stated rate provided for in this Note plus any additional rate of interest resulting from any charges of interest or in the nature of interest paid or to be paid in connection with the loan provisions of this Note, and the Mortgage. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than permitted under state law) and that this section shall control every other covenant and agreement in this Note and any of the other Loan Documents. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note or under any other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Indebtedness, or if Lender’s exercise of the option to accelerate the maturity of this Note, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Borrower’s and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the Principal Balance of this Note and all other Indebtedness (or, if this Note and all other Indebtedness have been or would thereby be paid in full, refunded to Borrower and the Borrower hereby agrees to accept such refund), and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the maximum lawful rate from time to time in effect and applicable to the Indebtedness for so long as the Indebtedness is outstanding. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

14. Acceleration on Sale or Encumbrance. In the event of a Transfer without the written consent of the Lender being first obtained, whether voluntarily, involuntarily, or by operation of law, then at the sole option of the Lender, the Lender may upon notice to the Borrower declare the entire Principal Balance together with accrued Interest and all other Indebtedness, immediately due and payable in full. Any such payment shall be subject to the requirements, if any, in this Note providing for the payment of a prepayment premium in the event of a non-permitted Transfer. A consent by the Lender as to any one Transfer shall not be deemed to be a waiver of the right to require consent to a future Transfer.

15. Consent to Jurisdiction. The Borrower submits and consents to personal jurisdiction of the Courts of the State of Wisconsin and Courts of the United States of America sitting in such State for the enforcement of this instrument and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in the State of Wisconsin. Litigation may be commenced in any state court of general jurisdiction for the State of Wisconsin or the United States District Court of the Eastern District of Wisconsin, at the election of the Lender. Nothing contained herein shall prevent Lender from bringing any action against any other party or exercising any rights against any security given to Lender, or against the Borrower personally, or against any property of the Borrower, within any other state. Commencement of any such action or proceeding in any other state shall not constitute a waiver of consent to jurisdiction or of the submission made by the Borrower to personal jurisdiction within the State of Wisconsin.

16. Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be given as provided for in the Loan Agreement.

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17. Governing Law. Notwithstanding the place of execution of this instrument, the parties to this instrument have contracted for Wisconsin law to govern this Note and it is agreed that this instrument is made pursuant to and shall be construed and governed by the laws of the State of Wisconsin without regard to the principles of conflicts of law.

18. Assignment. This Note and the other Loan Documents shall inure to the benefit of Lender, Transferees (as defined below) and all future holders of any Note, of the obligations and/or of any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the persons other than Lender that are parties thereto and their respective successors and assigns, and no such person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower or guarantor of Borrower’s obligations hereunder. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other person’s duty of performance. SUBJECT TO THE PRECEDING SENTENCE, BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME MAY SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER THIS NOTE AND ANY OTHER LOAN DOCUMENT, AND/OR THE COLLATERAL TO OTHER PERSONS (each such transferee, assignee or purchaser, a “Transferee”). Each Transferee shall have all of the rights and benefits with respect to the Borrower’s obligations hereunder, this Note, the Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to manage the transactions and obligations contemplated therein; provided that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Note to any Transferee any sum in excess of the sum which Borrower would have been obligated to pay to Lender had such participation, sale, assignment or transfer not been effected. Notwithstanding any other provision of any Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Documents.

19. Entire Agreement. This Note represents the complete understanding of the Borrower and the Lender with respect to the matters contained herein and there are no oral agreements of any type or kind between the Borrower and the Lender that are not contained in this Note.

[Remainder of page left intentionally blank. Signature page follows.]

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SIGNATURE PAGE TO PROMISSORY NOTE

Executed and delivered as of the date first above written.

BORROWER:

AMMO, INC.
a Delaware corporation

By:
Fred W. Wagenhals
CEO and Chairman of the Board

FIRELIGHT GROUP I, LLC,
a Delaware limited liability company

By:
Fred W. Wagenhals
Title:	Chairman and CEO of AMMO, Inc.
Its:	Sole Member/Manager